Exhibit 10.4
UNISYS CORPORATION

Time-Based Cash Award Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Grantee within thirty (30) days of receipt. In the event that this Agreement is not accepted electronically by Grantee within this time period, Grantee shall be deemed to have rejected the Award.

1.    Subject to all provisions hereof, Unisys Corporation, a Delaware corporation ("Unisys" or the “Company”), hereby grants to the grantee named below (“Grantee”) a time-based cash Incentive Award (the “Award”). The Award represents an obligation of the Company to make a cash payment to Grantee on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), for the portion of the Award that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no termination of employment or service has occurred prior to the applicable vesting date (unless otherwise provided in this Agreement). Unless otherwise provided in the Addendum, the Award is payable in cash in USD into a brokerage account set up for Grantee in the United States.
Grantee:                    #ParticipantName#

Cash Award Amount:            #QuantityGranted#

        Date of Grant:                #GrantDate#

Vesting Dates:    1/3 of the Cash Award Amount shall vest on each of the first, second and third anniversaries of the Date of Grant (each such vesting date, a “Vesting Date”)
Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan as amended (the “Plan”). For purposes of this Agreement, to the extent Grantee is not employed by the Company, “Employer” means the subsidiary of the Company that employs Grantee.
The terms of the Award are as follows:
2.    Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. All notices to the Company shall be addressed to the Company as indicated in Section 25 of the Plan. Notices to Grantee shall be addressed and delivered as provided in Section 25 of the Plan. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Grantee at his or her last designated address shall be effective to bind Grantee and any other person who acquires rights or a claim thereto under this Agreement.
3.    Grantee’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.
4.    Except as otherwise provided in this Agreement, any portion of the Award that is unvested and outstanding will be forfeited and all rights of Grantee with respect to such Award will terminate without any payment by the

Company upon termination of employment or service by Grantee or by the Employer prior to the applicable Vesting Date, as set forth in this Agreement.
For purposes of this Award, termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any) is deemed to occur effective as of the date that Grantee is no longer actively employed or providing services to the Employer and will not be extended by any notice period (e.g., Grantee’s period of employment or service with the Employer or any other subsidiary would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Grantee is no longer actively employed or providing services to the Employer for purposes of the Award (including whether Grantee may still be considered to be providing such services while on a leave of absence).
5.    Each payment that becomes due hereunder shall be made only in cash. Except as otherwise provided in paragraph 15, when any portion of this Award vests, payment with respect to that vested portion will be made to Grantee as soon as practicable after the relevant Vesting Date or other vesting event under this Agreement occurs, but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Grantee which, in each case, includes the Vesting Date or other vesting event.
6.    This Agreement shall be administered by the Committee who shall have full power and express discretionary authority to administer and interpret this Agreement as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of this Agreement and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in this Agreement. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of this Agreement and need not be uniform as to similarly situated Grantees.
7.    The greatest assets of Unisys1 are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Grantee agrees that:
7.1    Except as illegal or unenforceable under applicable law, to protect the Company’s confidential and proprietary information (including trade secrets) and key business relationships, during the Restricted Period, directly or by assisting or directing others, Grantee will not: (a) solicit, or attempt to solicit, any Covered Employee to terminate the employee’s employment with Company; or (ii) recruit or otherwise induce any Covered Employee to terminate the employee’s employment with Company (collectively the “Employee Non-Solicit Obligations”); (b) solicit, or attempt to solicit, competing business from any Customer; or (ii) otherwise divert any business from any Customer to a competitor of the Company; or (c) within the Territory, perform professional services of the type Grantee provided while employed by the Company for any Company Customer for which Grantee worked during the eighteen (18) months prior to leaving Unisys, unless previously approved by the Company, in writing. For the purposes of this provision, the following definitions apply: (a) “Covered Employee” means any employee of the Company with whom I worked during the Look Back Period; (b) "Customer" means any Company customer to which I was assigned during the Look Back Period; (c) “Look Back Period” means the last eighteen (18) months of Grantee’s employment with the Company (or such shorter time as Grantee was employed); (d) “Restricted Period” means (i) the period of Grantee’s employment with the Company, and (ii) the one (1) year period following the termination of Grantee’s employment
For purposes of this paragraph 7, the term “Unisys” shall include the Company and all of its subsidiaries.

with the Company, regardless of why it ends; and (e) “Territory” means any state in which I provided services to a Customer during the Look Back Period.
7.2    Grantee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Grantee’s employment, and Grantee acknowledges his or her continuing obligations under that agreement. Grantee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 7 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Grantee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Grantee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement. Grantee is hereby notified that, pursuant to Title 18 USC § 1833(b), he or she may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Grantee is notified that he or she may disclose a trade secret to his or her attorney and use the trade secret information in a lawsuit alleging retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
7.3    Grantee agrees that Unisys shall be entitled to seek preliminary and permanent injunctive relief, in the event of a breach or threatened breach of any of the covenants contained in this paragraph 7.
7.4    Grantee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Grantee described in paragraph 7.1 to its successors and assigns without any further consent from Grantee.
7.5    The provisions contained in this paragraph 7 shall survive after Grantee’s termination of employment or service or any changes in Grantee’s title, job duties or compensation, and may not be modified or amended except by a writing executed by Grantee and the Chair of the Board of the Company.
7.6    Grantee agrees, after having the opportunity to take legal advice and having regard to all the circumstances, that the restrictions in Section 7.1 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of Unisys and the legitimate commercial interests of Unisys and that they do not unreasonably impose limitations on Grantee’s ability to earn a living. Unisys and Grantee agree that: (a) each restriction in Section 7.1 shall be read and construed independently of the other restrictions in that section so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining Restrictions shall not be affected; and (b) if any restriction in Section 7.1 is found to be void but would be valid and enforceable if some part of it were deleted or reformed, the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.
7.7    Grantee agrees that the benefits received under this Agreement are adequate consideration, sufficient to make the covenants in Section 7 immediately binding and enforceable against Grantee. Grantee understands that the restrictions in Section 7.1 are limited in geographic scope to the United States and any other country in which the Company is engaged in business (or actively planning to engage in business) at the time Grantee’s employment with Unisys ends.

7.8    Grantee understands that they have a right to consult with an attorney regarding the Agreement and that they were advised by the Company to do so. Grantee also acknowledges that they received the Agreement at least fourteen (14) days before Grantee is required to sign the Agreement.
7.9    Nothing in this Agreement prohibits Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, or the state or local human rights agency), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
8.    In accepting the Award, Grantee acknowledges, understands and agrees that: (i) the Award is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by law; (ii) the Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Grantee may have under this Agreement may be raised only against the Company but not any subsidiary of the Company (including, but not limited to, the Employer); (iii) no subsidiary of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Grantee under this Agreement; (iv) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu thereof; (v) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee or its designee; (vi) the grant of the Award shall not create a right to employment with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time; (vii) Grantee’s acceptance of the Award is voluntary; (viii) the Award, and the income from and value of same, are extraordinary items that do not constitute routine compensation for services of any kind rendered to the Company, the Employer or any other subsidiary, and are outside the scope of Grantee’s employment or service contract, if any; (ix) the Award, and the income from and value of same, are not intended to replace any pension rights or compensation; (x) the Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments; (xi) unless otherwise agreed with the Company, the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of any subsidiary; (xii) no claim or entitlement to compensation shall arise from forfeiture of the Award resulting from Grantee’s termination of employment or service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any); and/or the application of any Company recoupment policy or any recovery or clawback policy otherwise required by law; (xiii) the Award will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise required by law or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xiv) if Grantee is employed or providing services outside the United States of America, neither the Company, the Employer nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Grantee pursuant to the settlement of the Award; and (xv) in the event the Company is required to prepare an accounting restatement, the Award, and any amounts received in respect of the Award, may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, including the Executive Clawback Policy for Recoupment of Erroneously Awarded Compensation, but provided such forfeiture or recoupment is permitted under applicable law.
9.    Grantee acknowledges that neither the Company nor the Employer (or any other subsidiary) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other subsidiary) making any recommendations regarding Grantee’s acceptance of the Award. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s acceptance of the Award.
10.    Regardless of any action the Company or the Employer takes with respect to any or all income tax, employment tax, social insurance, social security, national insurance contribution, payroll tax, contributions, levies payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s acceptance of the Award and legally applicable to him or her (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from amounts otherwise payable hereunder, or from Grantee’s wages or other cash compensation.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including the maximum rate applicable in Grantee’s jurisdiction. If Tax-Related Items are withheld in excess of Grantee’s actual tax liability Grantee may seek a refund from the applicable tax authorities.
Finally, within ninety (90) days of any tax liability arising, Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Grantee’s acceptance of the Award that are not satisfied by the means previously described.
11.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal data (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and the Company’s Global Associate Data Protection Notice. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Award, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s Award. The Company primarily relies on contractual grounds as the basis for the processing and transfer of the data, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Award. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal data (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the administration of the Award and that Grantee’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to receive the Award.
12.    If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement.
13.    Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language so as to enable Grantee to understand the provisions of this Agreement. If Grantee has received this Agreement or any other document related to the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required pursuant to applicable law.
14.    Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Grantee’s current and future receipt of an Award by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.    This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be nonqualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Grantee or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.
16.    The Award shall be subject to any additional (or, if so indicated, different) terms and provisions as set forth in the Addendum for Grantee’s country, if any. Moreover, if Grantee relocates to another country during the life of the Award, the additional (or, if so indicated, different) terms and conditions for such country will apply to Grantee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
17.    This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to the conflict of laws provisions thereof.

For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.
18.    The Company reserves the right to impose other requirements on the Award, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Grantee to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.
19.    Grantee agrees that the Committee or its designee shall have unilateral authority to amend the Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the Award.
20.    Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
21.    Grantee acknowledges that, depending on Grantee’s country, Grantee may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold cash received in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of acceptance of the Award to his or her country within a certain time after receipt. Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should speak to his or her personal advisor on this matter.
UNISYS CORPORATION

     Michael Thomson
                              President and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my Time-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”). I acknowledge that I have read and understand the terms of this Agreement and that I agree to be bound thereby and by the actions of the Compensation and Human Resources Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my Time-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”). I acknowledge that I have read and understand the terms of this Agreement. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

UNISYS CORPORATION
Time-Based Cash Award Agreement
Addendum

Certain capitalized terms used but not defined in this addendum and the attachments to the addendum (collectively, the “Addendum”) have the meanings set forth in the Agreement.

Terms and Conditions

This Addendum includes additional or different terms and conditions that govern the Award granted to Grantee under the Agreement if Grantee resides and/or works in one of the states or countries listed below.

If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Grantee.

Notifications

This Addendum also includes high level information regarding exchange controls and certain other issues of which Grantee should be aware with respect to his or her Award. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Addendum as the only source of information relating to the consequences of Grantee’s Award (e.g., because the information may be out of date at the time that the Award vests).

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of a particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to his or her situation before taking any action. Grantee acknowledges that Grantee is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements.

Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable in the same manner to Grantee.

UNITED STATES

California: If Grantee is a resident of California, then for so long as Grantee is a resident of California, Section 10.1 shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of California a claim relating to Section 10 arising in California or in any other way deprive Grantee of the substantive protection of California law with respect to a controversy arising in California.

Colorado: If Grantee is a resident of Colorado, then for so long as the Participant is a resident of Colorado: (1) the scope of customers and clients subject to the restrictions in Section 10.1 (b) and (c) shall be modified to cover only those customers and clients with respect to which Grantee would have been provided trade secret information during their employment with Unisys; and (2) Grantee stipulates that the restrictions in Section 10.1 are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”). In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Colorado a claim relating to Section 10 arising in Colorado or in any other way deprive Grantee of the substantive protection of Colorado law with respect to a controversy arising in Colorado.

Minnesota: If Grantee is a resident of Minnesota, then for so long as Grantee is a resident of Minnesota, the restrictions in Sections 10.1 (c) shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Minnesota a claim relating to Section 10 arising in Minnesota or in any other way deprive Grantee of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota.

Washington: If Grantee is a resident of Washington, then for so long as Grantee is a resident of Washington, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Washington a claim relating to Section 10 arising in Washington or in any other way deprive Grantee of the substantive protection of Washington law with respect to a controversy arising in Washington.

AUSTRALIA

Notifications

Securities Law Information

The grant of the Awards is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information

Subdivsion 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act) to the Award.

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Grantee. If there is no Australian bank involved in the transfer, Grantee will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information

If Grantee holds cash outside Austria, Grantee may be subject to reporting obligations to the Austrian National Bank. Where the cash amounts held outside Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

BELGIUM

There are no country-specific provisions for Belgium.
BRAZIL

Terms and Conditions

Acknowledgement of Nature of Award

This section supplements paragraph 11 of the Agreement:

Grantee agrees that, for all legal purposes, (i) the Award is not a part of the terms and conditions of Grantee’s employment; and (ii) the income from the Award, if any, is part of Grantee’s remuneration from employment, for all purposes.

Compliance with Law

In accepting the grant of the Award, Grantee acknowledges his or her agreement to comply with applicable Brazilian laws including, without limitation, to report the income recognized in connection with the Award on his or her income tax return and to pay any and all applicable tax associated with the Award.

Notifications

Exchange Control Information

An annual declaration of assets and rights held outside of Brazil may need to be filed with the Central Bank of Brazil if Grantee holds assets or rights exceeding a specified aggregate value. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

Tax on Financial Transaction (IOF)

Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. Grantee is responsible for complying with any applicable Tax on Financial Transactions arising from his or her Award.. Grantee should consult with his or her personal tax advisor for additional details.

CANADA

Tax Obligation

Notwithstanding paragraph 13 of the Agreement, Grantee may satisfy any Tax-Related Items through alternate arrangements satisfactory to the Company prior to the arising of the obligation relating to the Tax-Related Items, otherwise such Tax-Related Items shall be satisfied as set forth in paragraph 13.
Termination of Employment
Notwithstanding anything else in the Agreement (including paragraph 4 of the Agreement), for purposes of the Agreement, and except as expressly and minimally required by applicable legislation, (A) Grantee’s employment or service with the Employer shall be considered terminated, and (B) Grantee’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from or participate in any portion of the Awards pursuant to the Agreement, will be measured by and immediately terminate effective on the date on which Grantee ceases to actually provide services to the Employer, in either case, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of Grantee’s employment or other service agreement, if any (the “Termination Date”).
Except as explicitly and minimally required by applicable legislation, the Termination Date will not include nor be extended, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, without limitation, statutory law, regulatory law and common law) in the jurisdiction where Grantee is employed or otherwise providing services or the terms of Grantee’s employment or other service agreement, if any. Subject to applicable legislation, in the event the date Grantee is no longer providing actual service cannot be reasonably determined under the terms of the Agreement, the Company shall have the exclusive discretion to determine when Grantee is no longer actually providing services for purposes of the Awards (including whether Grantee may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting or other participation during a statutory notice period, Grantee’s right to vest in the Awards under the Agreement or receive other benefits from or participate in the Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of Grantee’s minimum statutory notice period. Grantee will not earn or be entitled to any pro-rated vesting or other benefits or participation if the date on which all or a portion of the vesting condition is met falls after the end of Grantee’s statutory notice period, nor will Grantee be entitled to any compensation for lost vesting, benefits or other participation. Further, a period during which Grantee is actually providing services to the Company or any subsidiary of the Company excludes any leave of absence other than to the minimum extent required under applicable human rights or employment standards legislation or permitted by the Company. For further clarity, any reference to a termination or cessation of employment or service relationship, the termination or severance of the employer-employee relationship, or a termination date under the Agreement will be interpreted to mean the Termination Date.
Nature of Award
Paragraphs 11(iii), 11(viii), 11(x) and 11(xiv) apply to Grantee, except as otherwise explicitly and minimally required by applicable legislation.
Data Protection
Paragraph 14 of the Agreement is replaced in its entirety with the following paragraph.
14.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal information (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and any applicable data protection notice and/or privacy policy/statement.

Such personal information may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Award, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s Award. The Company primarily relies on contractual grounds as the basis for the use and transfer of the personal information, and additionally may need to rely on other legal grounds namely (i) the performance of this Award between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Award. Where required under applicable law, personal information also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal information (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Award and that Grantee’s refusal to provide such personal information would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Award.
Restrictive Covenants (for employees in Ontario): Paragraph 10.1 is replaced in its entirety with the following paragraph:

Except as illegal or unenforceable under applicable law, during employment and for twelve months after leaving Unisys, Grantee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; or (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Grantee was assigned at any time during the eighteen months prior to leaving Unisys.
The following provisions are applicable to Grantees who are resident in Quebec:
Data Protection

The following provision supplements Paragraph 14 of the Agreement:

Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information regarding Grantee’s grant of Awards from all personnel, professional or not, involved in the administration and operation of the Award. Grantee further authorizes the Company, any of its subsidiaries, and the administrator of the Award to disclose and discuss Grantee’s participation in the Agreement with their advisors. Grantee further authorizes the Company and any of its subsidiaries to record such information and to keep such information in Grantee’s employee file. Grantee acknowledges and agrees that Grantee’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, Grantee also acknowledges that the Company, the Employer, any of its subsidiaries, and the administrator of the Award may use technology for profiling purposes and make automated decisions that may have an impact on Grantee or the administration of the Award..

French Language Documents

A French translation of the Agreement may be made available to Grantee, to the extent the Company determines that such a translation is required. Grantee understands that, from time to time, additional information related to the offering under the Agreement might be provided in English and such information may not be immediately available in French. However, if the Company determines that translation of such additional information is required, the Company will translate into French documents related to the offering under the Agreement as soon as reasonably practicable.

Notwithstanding anything to the contrary in the Agreement, and unless Grantee indicates otherwise, the French version of this document and certain other documents related to the Awards will govern Grantee’s participation

Documents en français

Une traduction française du présent Contrat pourrait être mise à la disposition du Bénéficiaire, dans la mesure où la Société détermine qu'une telle traduction est nécessaire. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives à l'offre au titre du Contrat peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, si la Société détermine que la traduction de ces informations supplémentaires est nécessaire, la Société traduira en français les documents relatifs à l'offre au titre du Contrat dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire de la Contrat, et sauf indication contraire fournie par le Bénéficiaire, la version française du présent document et de certains autres documents relatifs aux Attributions régira la participation du Bénéficiaire au Contrat.

COLOMBIA

Terms and Conditions

Labor Law Acknowledgement and Policy Statement

By voluntarily accepting the Award, Grantee acknowledges that no cash payment he or she may receive pursuant to the Awards will constitute a component of his or her “salary” under Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), as may be amended from time to time, and will not be considered as made in the nature of a salary payment for any and all legal purposes, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. As the payments Grantee receives pursuant to the Awards are wholly discretionary, do not exclusively depend on Grantee’s performance and are not granted as direct remuneration for any services Grantee may provide, they will be considered of an extraordinary nature and will not be considered for the payment and/or calculation of any legal or extralegal benefit that may be determined based on Grantee’s salary.

Notifications

Securities Law Information

Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information

Payments for an investment originating in Colombia (and the liquidation of such investments) may be required to be transferred through the Colombian foreign exchange market (e.g., local banks). Grantee is responsible for complying with any and all Colombian foreign exchange restrictions, approvals, registration and reporting requirements in connection with the Award. This may include reporting obligations to the Central Bank, to the extent such reporting is required. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

COSTA RICA

There are no country-specific provisions for Costa Rica.

FRANCE

Terms and Conditions

Consent to Receive Information in English

By accepting the Award, Grantee confirms having read and understood the Agreement, including all terms and conditions included therein, which were provided in the English language. Grantee accepts the terms of those documents accordingly.

En acceptant l’Attribution, le Participant confirme avoir lu et compris le présent Accord (« Agreement ») y inclus tous leurs termes et conditions, qui ont été communiqués en langue anglaise. Le Participant accepte les dispositions de ces documents en toute connaissance de cause.

Notifications

Nature of Award

The Awards are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. and L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.

Exchange Control Information

Grantee may be required to report the value of any cash or securities that he or she brings into France or sends out of France without the use of a financial institution to the French Customs and Excise Authorities when the value of such cash or securities reaches or exceeds the threshold amount. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

GERMANY

Notifications

Exchange Control Information

Cross-border payments and certain transactions in excess of EUR 50,000 must be reported to the German Federal Bank (Bundesbank). If Grantee makes or receives a payment in excess of this amount, Grantee must report the payment withheld or sold to Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as is permitted or required by Bundesbank.

HONG KONG
Notifications
Securities Law Information
WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Grantee is advised to exercise caution in relation to the offer. If Grantee is in any doubt about any of the contents of this document, Grantee should obtain independent professional advice. The grant of the Awards does not constitute a public offering of securities under Hong Kong law and is available only to employees of the Company and its subsidiaries. The Agreement, including this Addendum, and other incidental communication materials distributed in connection with the Awards (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its subsidiaries and may not be distributed to any other person.
Nature of Award
The Company specifically intends that the Award will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY

There are no country-specific provisions for Hungary.

INDIA

Notifications

Exchange Control Information

Grantee is required to repatriate, or cause to be repatriated in India, the cash proceeds upon settlement of the Award and convert such proceeds into local currency within specified timeframes as required under applicable regulations, unless the funds are reinvested in accordance with applicable exchange control laws in India. Grantee also may be required to retain evidence of such repatriation. Grantee also may be required to provide information regarding funds received from the Award to the Company and/or the Employer to enable them to comply with reporting requirements under exchange control laws in India.

It is Grantee's responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. Grantee also agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

NETHERLANDS

There are no country-specific provisions for the Netherlands.

NEW ZEALAND

Terms and Conditions

Securities Law Information

Warning

If the Company runs into financial difficulties and is wound up, Grantee will be paid only after all creditors have been paid. Grantee may lose some or all of his or her rights under the Award.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Grantee may not be given all the information usually required. Grantee will also have fewer other legal protections for this investment.

In compliance with applicable New Zealand securities laws, Grantee is entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any).

Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing him- or herself.

SINGAPORE
Notifications
Securities Law Information
The Award is being made to Grantee in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.). The Agreement has not been nor will it be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation
If Grantee is the director (including an alternate, substitute, or shadow director) of the Company’s Singapore subsidiary, Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore subsidiary in writing when Grantee receives or disposes of an interest (e.g., Award, the cash payment) in the Company or any parent, subsidiary or affiliate. These notifications must be made within a prescribed period of time from acquiring or disposing of any interest in the Company or any parent, subsidiary or affiliate. In addition, a notification of Grantee’s interests in the Company or any parent, subsidiary or affiliate must be made within a prescribed period of time from becoming a director. If Grantee is the chief executive officer (“CEO”) of the Company’s Singapore subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore subsidiary, the above notification requirements also may apply.
SPAIN

Terms and Conditions

Nature of Award

This section supplements paragraph 11 of the Agreement:

In accepting the grant of the Award, Grantee consents to the Agreement and acknowledges having received a copy of the Agreement.

Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Awards to individuals who may be eligible to receive an Award under the Agreement. This decision is a limited decision that is entered into upon the express assumptions and conditions that (i) any grant will not bind the

Company or any subsidiary of the Company other than as expressly set forth in this Agreement; (ii) the Award and any cash payment issued upon settlement of the Award are not a part of any employment or service contract with the Employer and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise provided in the Agreement, the Award will cease vesting upon the Grantee's termination of employment or service, as detailed below. In addition, Grantee understands that this grant would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Award shall be null and void.

Further, Grantee understands and agrees that the Award will be cancelled immediately without entitlement to any cash payment if Grantee's employment or service is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.

SWITZERLAND

Terms and Conditions

Tax acknowledgment

This provision supplements paragraph 13 of the Agreement.

In accepting the grant of the Award, Grantee acknowledges that any liability to taxation arising in respect of the grant of Awards or otherwise in connection with the Agreement shall be in the account of Grantee, in accordance with Article 17 et seqq. of the Swiss Direct Federal Tax Law, as may be amended from time to time. No liability is assumed by the Company in respect thereof. Grantee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to the Swiss tax authorities (or any other relevant authority).

Notifications

Securities Law Information

The Award is not intended to be publicly offered in or from Switzerland. Because the offer is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other material relating to the offer of the Award (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services, as may be amended from time to time (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or a subsidiary or (c) has been or will be filed with, approved by or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority).

UNITED KINGDOM

Terms and Conditions

Tax Acknowledgment

This section supplements paragraph 13 of the Agreement.

Without limitation to paragraph 13, Grantee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  Grantee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, in the event that Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Grantee understands that he or she may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by Grantee, in case the indemnification could be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NIC”) may be payable. Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any National Insurance contributions due on this additional benefit, which may also be recovered from Grantee at any time by any of the means referred to in paragraph 13 of the Agreement.